Exhibit 99.1

Enova Announces Second Quarter 2016 Results

- Total revenue increased 17.9% year over year to $172.5 million

- Installment loan and receivables purchase agreement revenue rose 32.9% year over year to $75.0 million

- Total combined originations increased 16.2% year over year to $516.1 million

- Near-prime installment loan portfolio balances rose 61.1% year over year and comprised approximately 41% of the total combined loan and finance receivables portfolio balance

CHICAGO, July 28, 2016 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial technology company offering consumer and small business loans and financing, today announced financial results for the quarter ended June 30, 2016.

"We are pleased to report another solid quarter, driven by continued growth in our core U.S. and U.K. businesses and the success of our new initiatives," said Enova's CEO David Fisher. "We saw the strong customer demand from Q1 carry over into Q2, and the quality of our proprietary analytics enabled us to maintain good loan performance. These results are a testament to our significant experience over the past 12 years serving sub-prime and near-prime customers, as well as our diversification strategy. This experience, combined with the time we have had to study and digest the CFPB's proposed rule on small dollar lending, strengthens our conviction that we can successfully adapt to regulatory changes in the U.S., as we have in the U.K., to ultimately gain market share by meeting the needs of our customers."

Second Quarter 2016 Summary

  Total revenue of $172.5 million in the second quarter of 2016 increased 17.9% from $146.3 million in the second quarter of 2015, driven primarily by growth in near-prime installment products.
  Gross profit margin of 62.1% in the second quarter of 2016 compared to 71.6% in the second quarter of 2015, driven by stronger growth in the U.S. installment loan, receivables purchase agreements and line of credit portfolios, and a higher mix of new customers, which requires higher loan loss provisions, partially offset by a lower net charge off rate on the total portfolio as a result of these mix shifts. The higher gross profit margin in the second quarter of 2015 was heavily influenced by regulatory changes in the United Kingdom and the resulting wind down of our line of credit portfolio in that market.
  Net income of $8.2 million, or $0.25 per diluted share, in the second quarter of 2016 declined from $10.9 million, or $0.33 per diluted share, in the second quarter of 2015. The decrease was primarily due to the wind down of the U.K. line of credit product in the prior year.
  Adjusted EBITDA of $35.2 million, a non-GAAP measure, compared to $41.1 million in the second quarter of 2015.

"Our second quarter results again exceeded the high end of our expectations. We experienced accelerating year over year revenue growth and continue to see strong demand for our products," said Steve Cunningham, CFO of Enova. "Our combined loan and finance receivables balance increased 48.7% from the year ago quarter to $595.0 million, the highest balance in Enova's history, marked by continued growth in our small business loan and financing products and consumer near-prime installment loan products. Our financial position remains solid, and we maintain ample availability under our existing securitization credit facility to support our growth initiatives."

Enova ended the second quarter of 2016 with unrestricted cash and cash equivalents of $39.2 million. As of June 30, 2016, the company had total debt outstanding of $588.8 million, which included $106.8 million outstanding under Enova's $175 million securitization facility. During the second quarter, Enova generated $81.9 million of cash flow from operations.

Outlook
For the third quarter of 2016, Enova expects total revenue of $175 million to $190 million and Adjusted EBITDA of $25 million to $35 million. For the full year 2016, Enova expects total revenue of $700 million to $740 million and Adjusted EBITDA of $130 million to $145 million.

For information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Conference Call
Enova will host a conference call to discuss its results at 4 p.m. Central Time / 5 p.m. Eastern Time today, July 28, 2016. The live webcast of the call can be accessed at the Enova Investor Relations website at http://ir.enova.com, along with the company's earnings press release and supplemental financial information. The U.S. dial-in for the call is 1-855-560-2575 (1-412-542-4161 for non-U.S. callers). Please ask to be joined to the Enova International Call. A replay of the conference call will be available until August 11, 2016, at 10:59 p.m. Central Time / 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Enova Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-344-7529 (1-412-317-0088). The replay access code is 10089360.

About Enova
Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided over four million customers around the globe access to more than $17 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, DollarsDirect®, NetCredit, On Stride Financial®, Pounds to Pocket®, QuickQuid® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer™; and offers online lending platform services to lenders. Through its Enova Decisions® brand, it also delivers on-demand decision-making technology and real-time predictive analytics services to clients. You can learn more about the company and its brands at www.enova.com.

Cautionary Statement Concerning Forward Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova's senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova's business, including, without limitation, those risks and uncertainties indicated in Enova's filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words "believes," "estimates," "plans," "expects," "anticipates" and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

Non-GAAP Financial Measures
In addition to the financial information prepared in conformity with generally accepted accounting principles, or GAAP, Enova provides historical non-GAAP financial information. Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of Enova's operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Enova's business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Management provides non-GAAP financial information for informational purposes and to enhance understanding of Enova's GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, Enova's financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Combined Loans and Finance Receivables
Enova has provided combined loans and finance receivables, which is a non-GAAP measure. Enova also reports allowances and liabilities for estimated losses on loans and finance receivables individually and on a combined basis, which are GAAP measures that are included in Enova's financial statements. Management believes these measures provide investors with important information needed to evaluate the magnitude of potential cost of revenue and the opportunity for revenue performance of the loan and finance receivables portfolio on an aggregate basis. Management believes that the comparison of the aggregate amounts from period to period is more meaningful than comparing only the residual amount on Enova's balance sheet since both revenue and the cost of revenue for loans and finance receivables are impacted by the aggregate amount of loans and finance receivables owned by Enova and those guaranteed by Enova as reflected in its financial statements.

Adjusted Earnings and Adjusted Earnings Per Share
In addition to reporting financial results in accordance with GAAP, Enova has provided adjusted earnings and adjusted earnings per share, or, collectively, the Adjusted Earnings Measures, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments and amortization methods, which provides a more complete understanding of Enova's financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as the Adjusted Earnings Measures, to assess operating performance and that such measures may highlight trends in Enova's business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, management believes that the adjustments shown below are useful to investors in order to allow them to compare Enova's financial results during the periods shown without the effect of certain expense items.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP measure that Enova defines as earnings excluding depreciation, amortization, interest, foreign currency transaction gains or losses, taxes, stock-based compensation, and lease termination and relocation costs, and Adjusted EBITDA margin is a non-GAAP measure that Enova defines as Adjusted EBITDA as a percentage of total revenue. Management believes Adjusted EBITDA and Adjusted EBITDA margin are used by investors to analyze operating performance and evaluate Enova's ability to incur and service debt and Enova's capacity for making capital expenditures. Adjusted EBITDA and Adjusted EBITDA margin are also useful to investors to help assess Enova's estimated enterprise value. The computation of Adjusted EBITDA and Adjusted EBITDA margin as presented below may differ from the computation of similarly-titled measures provided by other companies.

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share data) (Unaudited)

	June 30,		December 31,
	2016	2015	2015
Assets
Cash and cash equivalents	$39,167	$96,237	$42,066
Restricted cash and cash equivalents (includes restricted cash of consolidated VIEs of $13,930 as of June 30, 2016)	34,601	7,877	7,379
Loans and finance receivables, net (includes loans and allowance for losses of consolidated VIEs of $155,313 and $13,024, respectively, as of June 30, 2016)	489,990	317,454	434,633
Income taxes receivable	—	—	5,503
Other receivables and prepaid expenses	18,468	15,381	20,049
Property and equipment, net	47,206	50,549	48,055
Goodwill	267,013	270,246	267,008
Intangible assets, net	5,946	3,705	6,540
Other assets	8,478	8,057	9,304
Total assets	$910,869	$769,506	$840,537
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$75,175	$70,735	$72,141
Income taxes currently payable	2,912	713	—
Deferred tax liabilities, net	19,677	20,862	20,519
Long-term debt (includes long-term debt and debt issuance costs of consolidated VIEs of $106,846 and $2,948, respectively, as of June 30, 2016)	588,824	482,110	541,909
Total liabilities	686,588	574,420	634,569
Commitments and contingencies
Stockholders' equity:
Common stock, $0.00001 par value, 250,000,000 shares authorized, 33,236,539, 33,000,000 and 33,151,088 shares issued and 33,197,558, 33,000,000 and 33,121,594 outstanding as of June 30, 2016 and 2015 and December 31, 2015, respectively	—	—	—
Preferred stock, $0.00001 par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—	—
Additional paid in capital	14,073	4,210	9,924
Retained earnings	218,904	192,255	200,853
Accumulated other comprehensive loss	(8,447)	(1,379)	(4,622)
Treasury stock, at cost (38,981 and 29,494 shares as of June 30, 2016 and December 31, 2015, respectively)	(249)	—	(187)
Total stockholders' equity	224,281	195,086	205,968
Total liabilities and stockholders' equity	$910,869	$769,506	$840,537

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$172,535	$146,280	$347,188	$311,956
Cost of Revenue	65,453	41,536	135,030	80,106
Gross Profit	107,082	104,744	212,158	231,850
Expenses
Marketing	25,597	24,707	46,778	48,863
Operations and technology	20,935	17,554	41,069	35,566
General and administrative	27,515	27,089	55,440	52,655
Depreciation and amortization	4,228	5,033	8,215	10,316
Total Expenses	78,275	74,383	151,502	147,400
Income from Operations	28,807	30,361	60,656	84,450
Interest expense, net	(16,026)	(12,904)	(31,941)	(26,209)
Foreign currency transaction gain (loss)	471	(31)	2,039	(975)
Income before Income Taxes	13,252	17,426	30,754	57,266
Provision for income taxes	5,064	6,562	12,703	21,872
Net Income	$8,188	$10,864	$18,051	$35,394
Earnings Per Share:
Earnings per common share:
Basic	$0.25	$0.33	$0.54	$1.07
Diluted	$0.25	$0.33	$0.54	$1.07
Weighted average common shares outstanding:
Basic	33,175	33,000	33,159	33,000
Diluted	33,335	33,015	33,261	33,012

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (dollars in thousands) (Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows provided by operating activities	$180,507	$134,922
Cash flows used in investing activities
Loans and finance receivables	(190,184)	(72,511)
Change in restricted cash	(27,935)	—
Acquisitions	—	(17,735)
Property and equipment additions	(7,649)	(26,502)
Other investing activities	95	15
Total cash flows used in investing activities	(225,673)	(116,733)
Cash flows provided by financing activities	45,113	—
Effect of exchange rates on cash	(2,846)	2,942
Net increase in cash and cash equivalents	(2,899)	21,131
Cash and cash equivalents at beginning of year	42,066	75,106
Cash and cash equivalents at end of period	$39,167	$96,237

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES GEOGRAPHIC INFORMATION (dollars in thousands)

The following table presents information on Enova's domestic and international operations for the three and six months ended June 30, 2016 and 2015.

	Three Months Ended June 30,
	2016	2015	$ Change	% Change
Domestic:
Revenue	$140,342	$113,420	$26,922	23.7%
Cost of revenue	57,752	40,149	17,603	43.8
Gross profit	$82,590	$73,271	$9,319	12.7
Gross profit margin	58.8%	64.6%	(5.8)%	(9.0)%
International:
Revenue	$32,193	$32,860	$(667)	(2.0)%
Cost of revenue	7,701	1,387	6,314	455.2
Gross profit	$24,492	$31,473	$(6,981)	(22.2)
Gross profit margin	76.1%	95.8%	(19.7)%	(20.6)%
Total:
Revenue	$172,535	$146,280	$26,255	17.9%
Cost of revenue	65,453	41,536	23,917	57.6
Gross profit	$107,082	$104,744	$2,338	2.2
Gross profit margin	62.1%	71.6%	(9.5)%	(13.3)%

	Six Months Ended June 30,
	2016	2015	$ Change	% Change
Domestic:
Revenue	$283,770	$232,473	$51,297	22.1%
Cost of revenue	118,208	74,079	44,129	59.6
Gross profit	$165,562	$158,394	$7,168	4.5
Gross profit margin	58.3%	68.1%	(9.8)%	(14.4)%
International:
Revenue	$63,418	$79,483	$(16,065)	(20.2)%
Cost of revenue	16,822	6,027	10,795	179.1
Gross profit	$46,596	$73,456	$(26,860)	(36.6)
Gross profit margin	73.5%	92.4%	(18.9)%	(20.5)%
Total:
Revenue	$347,188	$311,956	$35,232	11.3%
Cost of revenue	135,030	80,106	54,924	68.6
Gross profit	$212,158	$231,850	$(19,692)	(8.5)
Gross profit margin	61.1%	74.3%	(13.2)%	(17.8)%

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES LOANS AND FINANCE RECEIVABLES FINANCIAL AND OPERATING DATA (dollars in thousands)

The following table shows loans and finance receivables and related loan loss activity, which is based on loan and finance receivable balances, for the three months ended June 30, 2016 and 2015.

Three Months Ended June 30	2016	2015	Change
Cost of revenue	$65,453	$41,536	$23,917
Charge-offs (net of recoveries)	58,558	41,541	17,017
Average combined loans and finance receivables, gross:
Company owned(a)	522,099	342,382	179,717
Guaranteed by Enova(a)(b)	27,537	27,980	(443)
Average combined loans and finance receivables, gross (a)(c)	$549,636	$370,362	$179,274
Ending combined loans and finance receivables, gross:
Company owned	$563,810	$368,715	$195,095
Guaranteed by Enova(b)	31,227	31,539	(312)
Ending combined loans and finance receivables, gross (c)	$595,037	$400,254	$194,783
Ending allowance and liability for losses	$75,653	$52,689	$22,964
Combined originations (d)	$516,099	$444,067	$72,032

Loans and finance receivables ratios:
Cost of revenue as a % of average combined loans and finance receivables, gross(a)(c)	11.9%	11.2%	0.7%
Charge-offs (net of recoveries) as a % of average combined loans and finance receivables, gross(a)(c)	10.7%	11.2%	(0.5)%
Gross profit margin	62.1%	71.6%	(9.5)%
Allowance and liability for losses as a % of combined loans and finance receivables, gross(c)(e)	12.7%	13.2%	(0.5)%

(a)	The average combined loans and finance receivables, gross, is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the credit services organization (or CSO), which are not included in Enova's financial statements.
(c)	Non-GAAP measure. See the above discussion for additional information regarding combined loans and finance receivables.
(d)

Represents loans and finance receivables originated by Enova and third-party lenders through the CSO program, loans originated by a third-party bank and purchased by Enova, and includes renewals of existing origination agreements to customers in good standing. The disclosure is statistical data that is not included in Enova's financial statements.

(e)	Allowance and liability for losses as a percentage of combined loans and finance receivables, gross, is determined using period-end balances.

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (dollars in thousands, except per share data)

Adjusted Earnings Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Income	$8,188	$10,864	$18,051	$35,394
Adjustments:
Lease termination and relocation costs(a)	—	3,480	—	3,480
Intangible asset amortization	276	4	596	7
Stock-based compensation expense	2,181	2,204	4,149	3,916
Foreign currency transaction (gain) loss	(471)	31	(2,039)	975
Cumulative tax effect of adjustments	(803)	(2,155)	(1,118)	(3,177)

Adjusted earnings	$9,371	$14,428	$19,639	$40,595

Diluted earnings per share	$0.25	$0.33	$0.54	$1.07

Adjusted earnings per share	$0.28	$0.44	$0.59	$1.23

Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Income	$8,188	$10,864	$18,051	$35,394
Depreciation and amortization expenses	4,228	5,033	8,215	10,316
Interest expense, net	16,026	12,904	31,941	26,209
Foreign currency transaction (gain) loss	(471)	31	(2,039)	975
Provision for income taxes	5,064	6,562	12,703	21,872
Stock-based compensation expense	2,181	2,204	4,149	3,916
Adjustments:
Lease termination and relocation costs(a)	—	3,480	—	3,480

Adjusted EBITDA	$35,216	$41,078	$73,020	$102,162

Adjusted EBITDA margin calculated as follows:
Total Revenue	$172,535	$146,280	$347,188	$311,956
Adjusted EBITDA	35,216	41,078	73,020	102,162
Adjusted EBITDA as a percentage of total revenue	20.4%	28.1%	21.0%	32.7%

(a)

In May 2015, the Company relocated its headquarters and as a result incurred $3.5 million of facility cease-use charges ($2.2 million net of tax) consisting of remaining lease obligations and disposal costs on its prior headquarters.

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (dollars in thousands)

Estimated Adjusted EBITDA For 2016

The following table reconciles estimated Income from operations to Adjusted EBITDA, a non-GAAP measure:

	Estimated Results
	Three Months Ended September 30, 2016
	Low	High
	Unaudited
Income from operations	$18,000	$28,000
Depreciation and amortization	5,000	5,000
Stock-based compensation expense	2,000	2,000
Adjusted EBITDA	$25,000	$35,000

	Estimated Results
	Year Ended December 31, 2016
	Low	High
	Unaudited
Income from operations	$102,000	$117,000
Depreciation and amortization	18,000	18,000
Stock-based compensation expense	10,000	10,000
Adjusted EBITDA	$130,000	$145,000

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CONTACT: Public Relations Contact: Caroline Vasquez, media@enova.com, or Investor Relations Contact: Monica Gould, Office: (212) 871-3927, IR@enova.com